Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Costamare Inc. for the registration of shares of its common stock, including related preferred stock purchase rights, shares of its preferred stock, which may be represented by American Depositary Shares, its debt securities, its warrants, its rights and its units, and to the incorporation by reference therein of our reports dated April 27, 2016, with respect to the consolidated financial statements of Costamare Inc., and the effectiveness of internal control over financial reporting of Costamare Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
October 27, 2016